                                                                    Exhibit 10.2

                                                                  EXECUTION COPY

                             COOPERATION AGREEMENT
                             ---------------------

       This Cooperation Agreement (the "Agreement") is made this 31st day of March, 1997 (the "Effective Date") by and between Software AG ("SAG"), a German corporation, with its principal place of business in Darmstadt, Germany, and Software AG Americas, Inc. ("SAGA"), a Virginia corporation, with its principal place of business in Reston, Virginia, USA.

       WHEREAS, each of SAG and SAGA is the developer and/or owner of certain computer software products; and

       WHEREAS, prior to the Effective Date, SAGA has been an indirect wholly-owned subsidiary of SAG; and

       WHEREAS, SAGA has been distributing products of SAG, and providing support and maintenance for such products, within the Territory (as defined herein); and

       WHEREAS, SAG has been distributing products of SAGA, and providing support and maintenance for such products, outside the Territory; and

       WHEREAS, until the Effective Date, the parties' relationship has been subject to the terms of a Cooperation Agreement dated January 1, 1995, which is hereby terminated and superseded by this Agreement; and

       WHEREAS, the parties desire to continue their relationship with respect to the distribution and maintenance of products, as it has been prior to the Effective Date, except as specifically modified herein;

       NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:


1.  Definitions
    -----------

       1.1.  "Affiliate," with respect to a party, means any corporation or
              ---------
other entity or person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such party.

       1.2.  "Change in Control" means a change in control of a party where,
              -----------------
after the date hereof, any person, together with its Affiliates (i) becomes, directly or indirectly, whether by merger, consolidation, purchase or any other form of acquisition or transfer, the beneficial owner of 50% or more of the combined voting power of such party's then outstanding securities or other equity interests, (ii) otherwise acquires,
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directly or indirectly, the power to direct, or cause the direction of, the management and policies of such party, whether through the ownership of securities or other interests, by contract or otherwise, or (iii) acquires all or substantially all of the assets of such party.

       1.3.  "Distributing Party," with respect to a SAG Product or SAGA
              ------------------
Product, means SAGA or SAG, respectively, which is not the Originating Party, but instead acquires rights with respect to the SAG Product or SAGA Product pursuant to this Agreement.

       1.4.  "Distribution Charge" means either (i) an amount paid by a party to
              -------------------
a third party for obtaining from an End User an order for Products or Maintenance, which order is placed directly to such party, or (ii) the amount retained by a Distributor for the distribution of Products or the enrollment of End Users for Maintenance, which amount is determined by deducting from the applicable Amounts Invoiced (as defined in Section 6.2) any amounts payable to the party that appointed the Distributor.

       1.5.  "Distributor" means any distributor (including, but not limited to,
              -----------
a value added reseller, subdistributor, Affiliate, consultant, or systems integrator) directly or indirectly appointed by SAG or SAGA to distribute Products.

       1.6.  "End User" means a person or entity that has the right to use a
              --------
Product pursuant to an End User Agreement with SAG, SAGA or a Distributor.

       1.7.  "End User Agreement" means an agreement between SAG, SAGA or a
              ------------------
Distributor and an End User, pursuant to which the End User receives the right to use a Product and/or Maintenance.

       1.8.  "First Level Support" means any technical support given by SAG or
              -------------------
SAGA in response to an End User's request for Maintenance, which technical support does not reasonably require access to or use of the Source Code for the relevant Products.

       1.9.  "Maintenance" means the provision of reasonable and customary
              -----------
technical support services for Products to End Users, as generally described in
Section 4 of the form "Software License and Technical Services Agreement" attached as Exhibit A and practiced by the parties prior to the Effective Date, or as subsequently agreed by the parties, including, but not limited to, supplying telephone support, new versions and releases, and periodic fixes and error corrections.
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       1.10.  "Object Code" means the executable computer code related to a
               -----------
Product produced by processing (e.g., compiling, assembling or interpreting) the Source Code.

       1.11.  "Originating Party," with respect to a SAG Product or SAGA
               -----------------
Product, means SAG or SAGA, respectively, which developed the SAG Product or SAGA Product or otherwise caused the SAG Product or SAGA Product to be brought within the scope of this Agreement.

       1.12.  "Product" means either a SAG Product or a SAGA Product, as the
               -------
case might be.

       1.13.  "SAG Product" means any presently existing or future computer
               -----------
software, including, but not limited to, computer programs, parts thereof, documentation therefor and related materials, (i) that a SAG Entity develops or has developed for it, whether through employees or independent contractors and whether alone or with others, except as provided in Section 3.3, (ii) in which a SAG Entity owns or acquires proprietary or license rights (other than under this Agreement), (iii) announced as a product of a SAG Entity (other than by virtue of its being licensed by SAGA under this Agreement), (iv) distributed or offered for distribution by a SAG Entity (other than by virtue of its being licensed by SAGA under this Agreement), or (v) which a SAG Entity has the right to distribute within the Territory, at any time during the term of this Agreement; provided that computer software that is or becomes a SAG Product solely because it is a Third Party Product shall remain a SAG Product only for so long as SAG has the right to grant SAGA rights hereunder with respect to such computer software. For purposes of this Agreement, SAG computer software programs intended for use on different platforms shall be deemed separate SAG Products. The SAG Products shall include, but not be limited to, the products listed in Exhibit B.

       1.14.  "SAGA Product" means any presently existing or future computer
               ------------
software, including, but not limited to, computer programs, parts thereof, documentation therefor and related materials, (i) that a SAGA Entity develops or has developed for it, whether through employees or independent contractors and whether alone or with others, except as provided in Section 3.3, (ii) in which a SAGA Entity owns or acquires proprietary or license rights (other than under this Agreement), (iii) announced as a product of a SAGA Entity (other than by virtue of its being licensed by SAG under this Agreement), (iv) distributed or offered for distribution by a SAGA Entity (other than by virtue of its being licensed by SAG under this Agreement), or (v) which a SAGA Entity has the right to distribute outside the Territory, at any time during the
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term of this Agreement; provided that computer software that is or becomes a
SAGA Product solely because it is a Third Party Product shall remain a SAGA Product only for so long as SAGA has the right to grant SAG rights hereunder with respect to such computer software. For purposes of this Agreement, SAGA computer software programs intended for use on different platforms shall be deemed separate SAGA Products. The SAGA Products shall include, but not be limited to, the products listed in Exhibit C.

       1.15.  "SAG Entity" means SAG, a successor to SAG, or an Affiliate of
               ----------
SAG.

       1.16.  "SAGA Entity" means SAGA, a successor to SAGA, or an Affiliate of
               -----------
SAGA.

       1.17.  "Second Level Support" means any technical support given by SAG or
               --------------------
SAGA in response to an End User's request for Maintenance, which technical support reasonably requires access to or use of the Source Code for the relevant Products, but which is not Third Level Support.

       1.18.  "Source Code" means the human readable computer programming
               -----------
language code related to a Product.

       1.19.  "Technical Materials" means all of the Source Code, Object Code,
               -------------------
user documentation and training materials for a Product, and any other technical documentation prepared by or available to the Originating Party, or any Affiliate of or successor to the Originating Party, in the normal course of its operations related to the relevant Product, including, but not limited to, flow diagrams, program design documents, programmer work papers, descriptions of data structures, programming conventions and standards.

       1.20.  "Territory" means (i) the geographical area within the western
               ---------
hemisphere that is contained within the boundaries of 30(degrees) W longitude through 170(degrees) W longitude, excluding Greenland, (ii) the additional countries of Japan and Israel, and (iii) any additional islands in the Pacific Ocean that have installations funded by the U.S. government.

       1.21.  "Third Level Support" means any technical support given by SAG or
               -------------------
SAGA in response to an End User's request for Maintenance, which technical support reasonably requires the involvement of the research and development staff of the Originating Party.

       1.22.  "Third Party Product" means a Product developed by or for a third
               -------------------
party other than a party's Affiliate that qualifies as a Product solely by virtue of a limited license or
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distributorship granted to a SAG Entity or SAGA Entity, whether on an exclusive or nonexclusive basis.


2.  Rights Granted with Respect to Products
    ---------------------------------------

       2.1. Subject to the provisions of Section 2.3, SAG hereby grants to SAGA a perpetual, irrevocable (except by written agreement of the parties), exclusive (except as provided in Section 2.4) license under all of SAG's patents, copyrights, trade secrets and other proprietary and license rights to (i) reproduce, distribute, perform, display, transmit and otherwise use all SAG Products within the Territory, (ii) adapt SAG Products in object code form only, within the Territory, (iii) provide Maintenance for SAG Products to End Users within the Territory, and (iv) authorize others to do the same. SAG expressly retains all such rights outside the Territory.

       2.2. Subject to the provisions of Section 2.3, SAGA hereby grants to SAG a perpetual, irrevocable (except by written agreement of the parties), exclusive (except as provided in Section 2.4) license under all of SAGA's patents, copyrights, trade secrets and other proprietary and license rights to (i) reproduce, distribute, perform, display, transmit and otherwise use all SAGA Products outside the Territory, (ii) adapt SAGA Products in object code form only, outside the Territory, (iii) provide Maintenance for SAGA Products to End Users outside the Territory, and (iv) authorize others to do the same. SAGA expressly retains all such rights within the Territory.

       2.3. Notwithstanding the other provisions of this Agreement, each party's rights hereunder with respect to a Third Party Product shall be subject to the terms of the agreement between the Originating Party or its Affiliate and a third party pursuant to which the Third Party Product becomes a Product. When a party or its Affiliate acquires from a third party a license or distributorship with respect to computer software that thereby becomes a Product of such party, such party shall use its best efforts to permit the other party to have the full rights contemplated by Section 2.1 or 2.2, as applicable, and
Section 3.5. Each party shall have the rights granted in Section 2.1 or 2.2, as applicable, and Section 3.5, and have the obligations arising under this Agreement, with respect to a Third Party Product to the maximum extent consistent with the other party's or its Affiliate's agreements with the third party. Thus, for example, and not as a limitation, if the Originating Party of a Third Party Product is a nonexclusive distributor of such Third Party Product, the Distributing Party shall, to the maximum extent consistent with
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the agreement appointing the Originating Party as a distributor, have a subdistributorship in the relevant geographic area, exclusive as to the Originating Party, but nonexclusive as to third parties likewise appointed as distributors by the third party that appointed the Originating Party. Each party granting rights under this Agreement with respect to a Third Party Product shall inform the other party of the other party's rights and obligations as a sublicensee or subdistributor under the agreements between such first party or its Affiliate and the third party, and the other party shall comply with such obligations. As of the Effective Date, there are certain agreements to which one party to this Agreement is a party concerning one or more Products of the other party, as Products are identified in Exhibits B and C, including, but not limited to, the Value Added Reseller Agreement among Carleton Corporation, Carleton Europe, SAGA and SAG dated April 14, 1995. Promptly after the Effective Date, the parties shall use their best efforts to renegotiate or otherwise restructure, such as through an assignment and delegation, any rights and obligations of the parties under such agreements to be consistent with the designation of the Originating Party through the inclusion of a Product in Exhibit B or C and the respective rights and obligations of the parties under this Agreement as a result thereof. To the extent that the parties have been unable to do so, such as because a third party does not wish to renegotiate such an agreement, or the parties otherwise have not done so, the parties' payment obligations under this Agreement with respect to the relevant Third Party Products shall be adjusted to obtain a financially-equivalent result and the parties otherwise shall cooperate to give the Originating Party, as designated in this Agreement, the benefits of such status. At the request of either party, the parties shall take any actions reasonably required to confirm the parties' respective rights and obligations with respect to Third Party Products.

       2.4. SAGA, within the Territory, and SAG outside the Territory, each shall, with respect to the other, be the sole and exclusive distributor of all of the Products and of Maintenance therefor. The parties may, in their discretion, waive such exclusivity for any Product, in any country, by mutual written agreement. If either party believes it desirable to enter into either a "Multinational End User Agreement" (i.e. an End User Agreement with an End User that requires installation of Products in two or more countries) or a "Multinational Distributor Agreement" (i.e. an agreement appointing a Distributor authorized to enter into End User Agreements in two or more countries) , and at least one of such countries is within the Territory and at least one of such countries is outside the Territory, then (i) if the End User's or Distributor's principal office or headquarters is within the
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Territory, SAGA may enter into such an agreement with SAG's written consent, and
(ii) if the End User's or Distributor's principal office or headquarters is located outside the Territory, SAG may enter into such an agreement with SAGA's written consent.

       2.5. A Distributing Party shall distribute, and cause its Distributors to distribute, the Products of the Originating Party only pursuant to End User Agreements that contain provisions at least as protective of the interests of the Originating Party as Sections 1.2, 5, 6, 7.3, 8, 10 and 13.3 of the form "Software License and Technical Services Agreement" attached as Exhibit A, or such other provisions that may be approved in writing by the Originating Party from time to time; provided that such provisions may be modified as reasonably required to conform to local law and business practice.

       2.6. A Distributing Party shall distribute, and cause its Distributors to distribute, each Product of the other party in Object Code form only, except to the extent that the Originating Party distributes, or otherwise permits the distribution of, the Source Code for the Product to third parties.

       2.7. Each party shall use its best efforts to distribute Products of the other party and provide Maintenance for such Products, either within the Territory (in the case of SAGA) or outside of the Territory (in the case of SAG), except to the extent that doing so would be in conflict with an obligation that such party owes to a third party at the time the relevant Product becomes a Product, such as a covenant not to compete in an agreement with a third party appointing such party as a distributor of the third party's product.


3.  Cooperation and Technical Assistance
    ------------------------------------

       3.1. The parties shall use their best efforts to cooperate with each other, and to provide each other information and assistance, as they have done prior to the Effective Date or otherwise agree, in all aspects of the development of Products, of the marketing and distribution of Products by SAGA within the Territory and by SAG outside the Territory, and of the provision of Maintenance by SAGA within the Territory and by SAG outside the Territory.

       3.2. The parties shall form a "Strategic Advisory Board" consisting of the Chief Executive Officer and Chief Technology Officer of each party. The Strategic Advisory Board shall meet no less often than quarterly, together with its members' respective advisors, if any, at mutually agreeable
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times and places.  The Strategic Advisory Board shall provide a forum for discussing matters of interest to either party. The Strategic Advisory Board also shall provide a formal means for the exchange between the parties of information relevant to their respective rights and obligations under this Agreement, including, but not limited to, plans for new or modified Products, marketing plans, information concerning functional, performance, technical, operational and other characteristics, interfaces and features of Products, Technical Materials and other information relating to Products. Within the general provisions of this Section 3.2, the Strategic Advisory Board shall establish its own operating rules and agenda.

       3.3. The parties may from time to time desire to perform a joint Product development project. Any such project shall be made the subject of a written agreement addressing at least the following subjects: the scope of the project, the allocation of project costs between the parties, the schedule for any payments and the allocation of the proprietary rights arising from the project. Notwithstanding the foregoing, unless the parties agree otherwise in writing, if either party funds or has funded substantially all of the costs of any development effort, that party shall own all of the proprietary rights arising from that effort and any resulting computer software shall be a Product of such funding party for purposes of this Agreement. Accordingly, for example, and not as a limitation, if one party develops a Product, but the other party makes an incidental contribution to the development of the Product, such as through the consultations of the Strategic Advisory Board, such first party shall own all of the proprietary rights arising from the development of the Product and any resulting computer software shall be a Product of such first party for purposes of this Agreement. In addition, as of the Effective Date and pursuant to a separate agreement between the parties, certain designated employees of SAGA perform computer software development for SAG under the management of SAG, and SAG reimburses SAGA for all of its costs associated with such employees. For so long as any such employees continue to be so designated, and SAG continues to reimburse SAGA for such costs, SAG shall own all of the proprietary rights arising from such development, and any computer software developed by such designated employees of SAGA shall be a SAG Product for purposes of this Agreement.

       3.4. Each party acknowledges that for the other party effectively to perform its obligations under this Agreement, and to receive the benefit of its rights under this Agreement, the other party must have prompt, full and unfettered access to Technical Materials in the possession of such first party. The Originating Party shall provide to the other party, promptly after any computer software becomes a "Product" hereunder,
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copies of the complete Source Code and Object Code for the Product, a reasonable number of copies of any user documentation for the Product, and significant existing Technical Materials relating to the Product, except that in the case of a Third Party Product, such items only shall be provided to the extent legally permitted under any applicable agreement between the Originating Party and the third party proprietor of the Third Party Product. Thereafter, an Originating Party shall provide Technical Materials relating to a Product to the other party when requested by the other party or when such Originating Party determines that doing so would materially enhance the other party's ability to develop, market, distribute or provide Maintenance, except that in the case of a Third Party Product, such Technical Materials only shall be provided to the extent legally permitted under any applicable agreement between the Originating Party and the third party proprietor of the Third Party Product.

       3.5. Subject to the provisions of Section 2.3, each party hereby grants the other party a perpetual, irrevocable (except by written agreement of the parties), exclusive (except as provided in Section 2.4) license under all of the licensor's patents, copyrights, trade secrets and other proprietary rights to
(i) reproduce, distribute, perform, display, transmit and otherwise use Technical Materials, either within the Territory (in the case of SAGA) or outside the Territory (in the case of SAG), (ii) adapt Technical Materials other than the Source Code for Products, either within the Territory (in the case of SAGA) or outside the Territory (in the case of SAG), and (iii) authorize others to do the same to the extent that doing so is reasonably required in the performance of their work on behalf of the licensee. Each party may use the Technical Materials of the other party for any lawful purpose, to whatever extent it deems appropriate to develop markets for Products and Maintenance, either within the Territory (in the case of SAGA) or outside the Territory (in the case of SAG). Such use may include, but is not limited to, development of new interfaces and add-on Products; ports to other platforms; and making performance improvements. Each party shall maintain the confidentiality of Technical Materials of the other party as provided in Article 10. Each party shall take reasonable and customary measures to assure that its employees, agents, independent contractors and Distributors appropriately protect Technical Materials of the other party, which in no event shall be less rigorous than the measures that such first party takes to protect its own similar Technical Materials.

       3.6. To provide accountability for Technical Materials that either party deems particularly sensitive, but without affecting the parties' rights and obligations with respect to such Technical Materials, (i) a party providing Technical
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Materials to the other party may require the other party to sign a receipt therefor in the form of Exhibit D, and (ii) a party receiving Technical Materials from the other party may require the other party to sign a transmittal therefor in the form of Exhibit E.

       3.7. Each party shall provide First Level Support and Second Level Support for all Products installed or distributed, either within the Territory (in the case of SAGA) or outside the Territory (in the case of SAG), except as the parties may agree otherwise pursuant to Section 2.4. Each Originating Party shall provide Third Level Support for its Products anywhere in the world. The parties shall use their best efforts to coordinate the provision of Third Level Support as described in the "Escalation Management Process Description" of Exhibit F and as they have done prior to the Effective Date or otherwise agree.

       3.8. SAG shall develop, and provide to SAGA under the terms of this Agreement, year 2000 compliant versions of all SAG Products in accordance with the schedule set forth in Exhibit G, unless the parties agree otherwise in writing. If either party requests a modification to such schedule, and the parties cannot otherwise reach agreement concerning the modification, the request shall be presented to the Strategic Advisory Board, which may approve a modification to such schedule by unanimous vote of all its members. For the purpose of this Section 3.8, a "year 2000 compliant" Product at least (i) accommodates date values, and accurately processes date data, from years in the same century and in different centuries, and (ii) will neither fail due to, nor produce incorrect results in, date-related processing, including, but not limited to, in connection with dates after 1999. SAG shall identify all such year 2000 compliant SAG Products to SAGA in writing. The year 2000 compliance of such SAG Products is subject to verification by SAGA, at SAGA's cost, using a third party consultant mutually acceptable to SAG and SAGA.


4.  Marketing of Products
    ---------------------

       4.1. Each party shall use its best efforts to develop markets for Products of the other party and for Maintenance for such Products, either within the Territory (in the case of SAGA) or outside of the Territory (in the case of
SAG), except to the extent that doing so would be in conflict with an obligation that such party owes to a third party at the time the relevant Product becomes a Product, such as a covenant not to compete in an agreement with a third party appointing such party as a distributor of the third party's product.
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       4.2.  Unless the parties agree otherwise in writing, each party shall structure its agreements appointing Distributors and otherwise conduct its business so that (i) for each End User license for a Product granted by a Distributor, a license fee is paid by the End User to the Distributor and an amount is paid by the Distributor to the party that has appointed the Distributor, (ii) license fees and other amounts payable are fairly allocated to Products and there is no other unfair discrimination between SAG Products and SAGA Products.

       4.3. SAG hereby grants to SAGA a perpetual, irrevocable (except by written agreement of the parties), exclusive (except as provided in Section 2.4) license under all of SAG's trademark, service mark and trade name rights to (i) use SAG's trademarks, service marks and trade names within the Territory and
(ii) authorize others to do the same. Such trademarks, service marks and trade names shall include, but not be limited to those listed in Exhibit H. SAGA hereby grants to SAG a perpetual, irrevocable (except by written agreement of the parties), exclusive (except as provided in Section 2.4) license under all of SAGA's trademark, service mark and trade name rights to (i) use SAGA's trademarks, service marks and trade names outside the Territory and (ii) authorize others to do the same. Such trademarks, service marks and trade names shall include, but not be limited to, those listed in Exhibit I.

       4.4. Any use by the licensee of a trademark, service mark or trade name licensed under Section 4.3 shall be (i) consistent with the high quality image of the parties so as to enhance the trademarks, service marks and trade names licensed under Section 4.3 and the goodwill relating thereto, and (ii) generally as used prior to the Effective Date or otherwise agreed. A licensee under
Section 4.3 shall identify the trademarks, service marks and trade names licensed under Section 4.3 as such, including, but not limited to, through appropriate use of the symbols "(TM)" and "(R)" or other means appropriate under applicable law. Each licensee under Section 4.3 acknowledges the ownership and validity of the trademarks, service marks and trade names licensed under Section 4.3 and shall do nothing inconsistent with such validity and ownership. All uses of the trademarks, service marks and trade names licensed under Section 4.3 shall inure to the benefit of the licensor. A licensee under
Section 4.3 shall employ appropriate quality control standards and cooperate with the licensor's efforts to verify that it does so.

       4.5. Each party may from time to time elect to develop advertising or other promotional materials relating to Products (collectively, "Advertising Materials"). If so, it shall provide the other party a copy in printed and electronic format of any Advertising Materials that it distributes. Each party
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hereby grants the other party a perpetual, irrevocable (except by written agreement of the parties), exclusive (except as provided in Section 2.4) license under all of the licensor's copyrights and other proprietary rights to (i) reproduce, adapt, distribute, perform, display, transmit and otherwise use Advertising Materials, either within the Territory (in the case of SAGA) or outside the Territory (in the case of SAG), and (ii) authorize others to do the same. A party distributing Advertising Materials in a particular jurisdiction shall be solely responsible for the contents of such materials and for compliance with requirements of local law in their distribution.

       4.6. As of the Effective Date, SAG may be a party to certain agreements appointing a Distributor in the Territory or with an End User in the Territory, and SAGA may be a party to certain agreements appointing a Distributor outside the Territory or with an End User outside the Territory. Promptly after the Effective Date, the parties shall use their best efforts to renegotiate or otherwise restructure, such as through an assignment and delegation, any rights and obligations of the parties under such agreements to be consistent with the parties' respective rights and obligations under this Agreement in the relevant geographic areas. To the extent that the parties have been unable to do so, such as because the Distributor or End User does not wish to renegotiate such an agreement, or the parties otherwise have not done so, the parties' payment obligations under this Agreement shall be adjusted to obtain a financially-equivalent result and the parties otherwise shall cooperate to give the party in the geographic area of which each such Distributor distributes Products, or each such End User is located, the benefits of this Agreement. At the request of either party, the parties shall take any actions reasonably required to confirm the parties' respective rights and obligations with respect to a Distributor or End User.


5.  User Documentation and Other End User Materials
    -----------------------------------------------

       5.1. An Originating Party promptly shall provide the Distributing Party a copy in printed and electronic format of the user documentation or other materials that the Originating Party generally distributes with a Product.

       5.2. Each party shall make available for purchase by the other party additional copies of user documentation or other materials that the Originating Party generally distributes with a Product as well as any available Advertising Materials and available software media and "PC-Kits." All such materials shall be provided F.O.B. place of shipment, at
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production cost, excluding freight, insurance, import duties, sales tax, VAT and other taxes, in accordance with price lists provided by each party to the other from time to time.


6.  Payments
    --------

       6.1. As consideration for the termination of the Cooperation Agreement between the parties dated January 1, 1995, and its replacement with this Agreement, SAGA shall pay SAG on the Effective Date the sum of thirty-eight million Deutsche Marks (38 million DM).

       6.2. From the Effective Date through December 31, 2017, and thereafter unless the parties agree otherwise in writing, (i) SAGA shall pay SAG twenty-four percent (24%) of SAGA's "Net Revenues" (as defined below) from the distribution of SAG Products and the provision of Maintenance for SAG Products within the Territory, and SAG shall pay SAGA twenty-four percent (24%) of SAG's Net Revenues from the distribution of SAGA Products and the provision of Maintenance for SAGA Products outside the Territory. For the purpose of this
Section 6.2, "Net Revenues" shall be computed as follows:

       Net Revenues = Amounts Invoiced
                      -  External Distribution Charges
                      -  Third Party Obligations
                      -  Japan Adjustment

       Where:

            "Amounts Invoiced" are the gross amounts invoiced by a party or one of its Distributors (and any additional amounts not invoiced but recognized as revenue in accordance with the relevant entity's revenue recognition policies) for the distribution of Products of the other party and the provision of Maintenance for such Products to End Users (less applicable interest income and all sales, use, VAT and other taxes), and other revenues, such as amounts recovered by a party for infringement of proprietary rights licensed to that party hereunder (less attorneys' fees and other expenses incurred to recover such amounts).

             "External Distribution Charges" are Distribution Charges for the distribution of Products of the other Party or the enrollment of End Users for Maintenance for such Products that are payable to or retained by a third party that is not an Affiliate of a party.

             "Third Party Obligations" are amounts due to a third party other than an Affiliate of a party pursuant to an agreement for the acquisition, or for the right to distribute, the relevant Product. (The Originating Party shall notify the Distributing Party when there are Third Party Obligations for a Product, and the Distributing Party promptly shall remit such amounts to the Originating Party for disbursement to the third party.)

             "Japan Adjustment" equals 76% of the aggregate amounts owed or payable to a party with respect to the distribution of Adabas C on Unix, Windows/NT and VAX platforms, and the provision of Maintenance therefor, in Japan prior to October 1, 2006. This adjustment is only applicable to the computation of Net Revenues owed by SAGA to SAG.

       6.3. Each Distributing Party shall report to the Originating Party all its relevant Amounts Invoiced, External Distribution Charges and Third Party Obligations in detail within sixty (60) days after the end of the month in which they occur. Based on each such report, which report shall be substantially in the form attached hereto as Exhibit J, the Originating Party may invoice the Distributing Party for the applicable payment under Section 6.2.

       6.4. From time to time, a Distributing Party may fail to collect from an End User or Distributor amounts for which payments have been made under Section 6.2, including, but not limited to, as a result of product problems, warranty claims, bad debt or the cancellation or termination of an End User Agreement (it being understood that amounts collected from an End User or Distributor and then credited back to the End User or Distributor, such as when an End User "trades in" a Product to obtain a different Product, are not amounts that the Distributing Party has failed to collect from the End User or Distributor). If such failure continues for one hundred and twenty (120) days after such amounts accrue as Amounts Invoiced, the amounts payable under this Agreement shall be adjusted to reflect such failure, and the Distributing Party shall receive an appropriate credit for any Amounts Invoiced with respect to which payment has not been received by the Distributing Party. If the Distributing Party thereafter receives a payment for which it has received such a credit, such payment shall be treated as Amounts Invoiced in the month in which the payment is received.

       6.5. For the calendar years 1997 through and including 2000, SAGA shall pay to SAG a minimum annual aggregate payment under this Agreement of twenty-one million

U.S. dollars ($21 million); provided that if SAG's Worldwide Revenues in 1998, 1999, or 2000 are less than SAG's published 1996 Worldwide Revenues, then such minimum annual aggregate payment shall be reduced proportionately for that year and each subsequent year through 2000. For purposes of this Section 6.5, "Worldwide Revenues" for any year shall consist of revenues derived during such year by SAG from the distribution of SAG Products and Maintenance for SAG Products and shall be determined on a basis consistent with past practice, except that such revenues shall be calculated based on the currency exchange rates utilized to determine SAG's published 1996 Worldwide Revenues. Should the amounts payable to SAG under Section 6.2 for any year be less than the minimum annual aggregate payment under this Section 6.5 for such year, SAG may invoice SAGA for the difference when SAG invoices SAGA for the payment under Section 6.2 for December of such year.

       6.6. SAGA shall not consummate a Change in Control of SAGA after January 1, 1999, or permit a Change in Control of SAGA to be consummated after such date, involving the sale of a controlling interest in SAGA or all or substantially all of the assets of SAGA to any of Oracle Corporation, Sybase, Inc. or Informix Corporation unless the successor of SAGA following the Change in Control has agreed in a writing in which SAG is expressly identified as an intended third party beneficiary that such successor shall pay to SAG a minimum annual aggregate payment under this Agreement from the later of (i) the first day of the month following the month during which the Change in Control occurs (such first day being referred to herein as the "Trigger Date") and (ii) January 1, 2001, through the date which is two years from the Trigger Date (such period being referred to herein as the "Payment Period"). During the Payment Period, the minimum annual aggregate payment required by this Section 6.6 shall equal eighty percent (80%) of the average annual payment under Section 6.2 of this Agreement for the twenty-four (24) months preceding the month in which the Change in Control occurs, provided, however, that such minimum payment shall be applied on a pro rated basis for any Payment Period (or part thereof that extends beyond one year) that is less than a full year. If the amounts payable to SAG under Section 6.2 with respect to the Payment Period (or part thereof) are less than required under this Section 6.6, SAG may invoice SAGA's successor for the difference when SAG invoices SAGA's successor for the payment under
Section 6.2 for the last month of the applicable period.

       6.7. All payments due to either party under this Agreement shall be due thirty (30) days after the date of the applicable invoice, or if such due date is a Saturday, Sunday or legal holiday observed by either party, the first business day thereafter.

       6.8. If any payment due hereunder is received after the date when due, such payment will accrue interest at a rate equal to the currency-related FIBOR rate available on the due date, plus three percent (3%).


7.     Records, Reports and Audits
       ---------------------------

       7.1. Each party shall prepare and maintain complete and accurate books and records documenting its distribution of Products and provision of Maintenance pursuant to this Agreement and its receipt of all fees and other revenues related thereto. Each party shall maintain such books and records for a minimum of three (3) years from the date of distribution of Products or provision of services, respectively.

       7.2. Within thirty (30) days following the end of each calendar quarter, each party shall provide the other with a copy of the standard package of financial information it uses for its own internal reporting purposes for such quarter. In addition, within six (6) months following the end of each calendar year, each party shall provide the other with a copy of its audited consolidated financial statements, including a balance sheet and statement of income, as of the end of such year.

       7.3. During the term of this Agreement and for one (1) year thereafter, each party shall have the right, one time during each calendar year, at its expense and upon reasonable notice, to examine or have examined by its authorized representative, the other party's books and records relating to the immediately preceding calendar year in order to determine or verify performance under this Agreement, the amounts due hereunder and the accuracy of any reports furnished hereunder.


8.     Warranties and Limitation of Liability
       --------------------------------------

       8.1. Each party represents and warrants that it has the right to enter into this Agreement and to grant the other party the rights granted herein.

       8.2. Each party represents and warrants that its Products will conform with the related Product documentation it provides. A party's sole obligation with respect to any Product or documentation errors will be to use its best efforts to correct, at its expense, any error about which it receives written notice. The warranty and obligations of this Section 8.2 are contingent upon proper use of a Product and shall not apply to the extent that any failure is caused by (i) modification of a Product by the other party or by any third party without prior written approval or (ii) use of a Product in a hardware or software environment other than the environment in which the Product is intended to be used, as described in the Product's documentation at the time of such use.

       8.3. Each party represents and warrants that its Products do not contain any virus, Trojan horse, worm, or other software designed to permit unauthorized access to, or improperly to modify, delete, damage, deactivate or disable, any software, hardware, or data.

       8.4. THE FOREGOING EXPRESS WARRANTIES ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES. EACH PARTY, WITH RESPECT TO ITS PRODUCTS, DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

       8.5. No party hereto shall be liable in any event for any damages incurred by the other party or by any other person or entity as a result of any misuse of any of the Products, even if such first party had been advised of the possibility of such damages. The parties shall not be liable for any consequential, special, or incidental damages, lost profits, or for any claim or demand against them by any other person or entity, except as provided in Article 9 with respect to claims for indemnification thereunder.


9.     Indemnities
       -----------

       9.1. Subject to Section 9.4, the Originating Party shall defend, indemnify and hold harmless the Distributing Party, its Affiliates and their respective employees, agents, independent contractors, Distributors and End Users from and against any claims, losses, damages, liabilities and costs (including, but not limited to, reasonable attorneys' fees) ("Claims") relating to or resulting from infringement of any third party's patent, copyright or other proprietary rights by the Originating Party's Products or the distribution or use thereof, except to the extent that a Claim is based on modification of a Product without authorization of the Originating Party. In the event an infringement is found, the Originating Party shall use its best efforts promptly to obtain a license for the continued distribution and use of the affected Products, replace the affected Products with substantially equivalent noninfringing products or modify the affected Products so that they are noninfringing.

       9.2. Subject to Section 9.4, the Distributing Party shall defend, indemnify and hold harmless the Originating Party, its Affiliates and their respective employees and agents from and against any Claims relating to or resulting from modification of a Product by the Distributing Party.

       9.3. Subject to Section 9.4, each party shall defend, indemnify and hold harmless the other party, its Affiliates and their respective employees and agents from and against any Claims relating to or resulting from (i) the indemnitor's breach of this Agreement or an End User Agreement or (ii) the negligence of the indemnitor, its Affiliates and their respective employees and agents, including, but not limited to, Claims relating to or resulting from inadequate installation of Products and inadequate Maintenance.

       9.4. Each of the foregoing indemnities is subject to the following conditions:

             9.4.1. An indemnified person or entity promptly shall notify the indemnifying party in writing of any Claim (provided that the failure of an indemnified person or entity to provide prompt notice shall not relieve the indemnifying party of its obligations under this Article 9, except to the extent that the indemnifying party is actually prejudiced by such failure);

             9.4.2. The indemnifying party shall have the right, if it so chooses, to control and direct, at its expense and through counsel of its choosing, the investigation and defense of any third party Claim, but may compromise or settle the same only with the consent of the indemnified person or entity, which consent shall not be unreasonably withheld. The indemnified person or entity shall cooperate fully with the indemnifying party in the defense of any such Claim.

       9.5. Upon receipt of a notice of a Claim for indemnification, the indemnifying party shall promptly pay to the indemnified person or entity the amount of such Claim in accordance with and subject to the provisions of this
Article 9, provided, however, that no such payment shall be due during any period in which the indemnifying party is contesting in good faith either its obligation to make such indemnification or the amount of the Claim that is payable.

10.    Confidentiality
       ---------------

       10.1. For the purpose of this Article 10, the term "Confidential Information" means any information used in or relating to the business of one party or its Affiliates (collectively, the "Disclosing Party"), including, but not limited to, the Disclosing Party's Product plans, Technical Materials and financial and customer information, that the Disclosing Party maintains in confidence, and all tangible embodiments of such information, that is received by the other party or its Affiliates (the "Receiving Party"), or to which the Receiving Party has access, in any form; provided that "Confidential Information" does not include any information that the Receiving Party can demonstrate (i) is or becomes publicly known through no fault of the Receiving Party; (ii) is developed independently by the Receiving Party; or (iii) is rightfully obtained by the Receiving Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the Disclosing Party.

       10.2. A Receiving Party shall not use the Disclosing Party's Confidential Information for any purpose other than in accordance with this Agreement and shall not disclose Confidential Information to any person or entity other than its employees and agents, and its independent contractors and Distributors, which persons and entities have a need to know such Confidential Information and each of which is subject to a nondisclosure obligation comparable in scope to this Article 10.

       10.3. Notwithstanding Section 10.2, a Receiving Party may disclose Confidential Information to the extent required by a court or other governmental authority, provided that (i) the Receiving Party gives the Disclosing Party reasonable notice of the disclosure, (ii) the Receiving Party uses reasonable efforts to resist disclosing the Confidential Information, and (iii) upon request of the Disclosing Party, the Receiving Party cooperates with the Disclosing Party to obtain a protective order or otherwise limit the disclosure.

       10.4. The parties acknowledge that either party's breach of Section 10.2 would cause the other party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity, without having to prove any actual damages sustained.

11.    Certain Additional Matters
       --------------------------

       11.1. During the term of this Agreement, except as provided in Section 2.4, or with the written consent of the other party, neither party shall, nor shall such party permit its Affiliates or the employees or agents of such party or its Affiliates to, directly or indirectly (i) engage, or assist any other person or legal entity to engage, in the distribution of computer software or provision of computer software-related services, or in any other business in which the other party is then actively engaged, or (ii) solicit, actively interfere with the other party's relationship with (or the relationship of such other party's Affiliates or Distributors with), or attempt to divert or entice away, any employee, licensee or customer of such other party, in each of clauses
(i) and (ii) either within the Territory (in the case of SAG) or outside of the Territory (in the case of SAGA); provided that any party and its Affiliates may collectively own a passive investment of not more than ten percent (10%) of the stock of any corporation. Each party acknowledges that its obligations under this Article 11 are founded upon valuable consideration, necessary to protect the legitimate interests of the other party (including, but not limited to, the rights granted pursuant to this Agreement), and reasonable with respect to geographic and temporal scope.

       11.2. During the term of this Agreement, before either party or its Affiliates may assign, grant any exclusive license with respect to, or otherwise transfer (each such act a "Transfer"), proprietary rights with respect to one of its Products, either within the Territory (in the case of SAGA) or outside of the Territory (in the case of SAG) (such Transfers being precluded by this Agreement outside the Territory (in the case of SAGA) or within the Territory (in the case of SAG)), the other party shall be offered the following rights with respect to such Product:

              11.2.1. The transferring party shall first deliver a written notice to the other party stating (i) that the transferring party desires to make a Transfer of such proprietary rights, (ii) the nature of the proposed Transfer and (iii) the price and other material terms of the proposed Transfer. Such notice shall be accompanied by a certificate of the transferring party certifying that it has received from a third party a bona fide offer to acquire such proprietary rights at such price and on such terms as are set forth in the notice and shall identify such third party.

              11.2.2. Within thirty (30) days after receipt of a notice as described in Paragraph 11.2.1, the other party may elect, by delivering to the transferring party a written notice of its election, to acquire the proprietary rights with respect to the Product on the same terms and conditions specified in such notice. In the event that the other party does so, the parties shall consummate the Transfer within ninety (90) days after the date that the other party receives the notice described in Paragraph 11.2.1.

               11.2.3. To the extent the other party does not exercise its rights under Paragraph 11.2.2 within the time period specified therein, the transferring party may Transfer such proprietary rights to the third party specified in the notice described in Paragraph 11.2.1 at such price and on such terms as are set forth in such notice, provided that (i) such Transfer is consummated within one hundred twenty (120) days of the date of delivery of such notice and (ii) prior to the Transfer, such third party agrees in writing, in a form satisfactory to the other party and as a condition of the Transfer, that such third party shall assume all of the obligations of the transferring party under this Agreement relevant to the proprietary rights transferred and the Products embodying such proprietary rights, and that such proprietary rights shall be subject to the rights of the other party under this Agreement.

       11.3. SAG shall not consummate a Change in Control of SAG or permit a Change in Control of SAG to be consummated unless the successor of SAG following the Change in Control has agreed, in a writing in which SAGA is expressly identified as an intended third party beneficiary, that such successor shall continue to support the research and development of SAG Products existing or planned before the Change in Control was contemplated and that, in each of the two (2) years following the Trigger Date (as defined in Section 6.6), such successor shall spend an amount on research and development for SAG Products that is at least equal to eighty percent (80%) of SAG's average annual research and development expenses for SAG Products for the twenty-four calendar months preceding the month in which the Change in Control occurs.

       11.4. Unless the parties agree otherwise in writing, in the event of a Change in Control of either party, the parties shall cooperate to identify and document all of the then existing Products of the party that is the subject of the Change in Control as of the date of the Change in Control, including Products at all stages of development, whether or not announced to the public as available for distribution. Unless the parties agree otherwise in writing, the party that is the subject of the Change in Control shall not consummate the

Change in Control or permit the Change in Control to be consummated unless the successor of such party following the Change in Control has agreed in writing
(i) to be bound by all of the terms of this Agreement relevant to such existing Products to the same extent as the party that is the subject of the Change in Control, (ii) that all of the terms of this Agreement relevant to such existing Products shall apply to future products of such successor derived in any material respect from such Products, and (iii) that the other party is an intended third party beneficiary of such agreements required by clauses (i) and
(ii).

       11.5. If either party enters into negotiations or material discussions relating to a potential transaction that could involve a Change in Control of such party, such party shall promptly notify the other party hereto in writing of such discussions or negotiations.

       11.6.  In addition to the parties' rights and obligations under Sections
11.2 and 12.2, during the term of this Agreement, before SAG decides to stop further enhancement or support of Adabas C for the Unix, Windows/NT or VAX platforms, SAG shall notify SAGA in writing of the extent to which SAG is considering doing so. Within thirty (30) days after receipt of such a notice (the "Election Period"), SAGA may elect, by delivering to SAG a written notice of its election, to continue such enhancement and support to the extent that SAG is considering stopping it. If SAGA makes such an election, then the parties promptly shall negotiate in good faith an arrangement whereby (i) the Products for which SAG is considering stopping further enhancement or support shall become SAGA Products for all purposes under this Agreement at no charge to SAGA, and (ii) after the parties' agreement to such an arrangement, SAGA shall bear the costs of ongoing enhancement and Third Level Support of such Products. The parties shall structure such an arrangement so that it does not constitute "Software AG decid[ing] to stop further enhancement and support" of such Products within the meaning of paragraph 4 of the letter dated October 2, 1996 from Peter Schnell to Yoshioki Ishii. SAG shall not decide to stop further enhancement or support of Adabas C for the Unix, Windows/NT or VAX platforms unless such Election Period has expired without such an election by SAGA.


12.  Term, Termination and Remedies
     ------------------------------

       12.1. This Agreement shall be perpetual from the Effective Date unless terminated by the written agreement of the parties. Notwithstanding either party's breach of this Agreement, this Agreement shall not be terminable other than by the written agreement of the parties. In the event of a breach, the non-breaching party shall be entitled to money damages, specific performance or other remedies available at law or in equity, but not to termination or rescission of this Agreement.

       12.2. In the event that either party (the "Nonperforming Party") (i) fails materially to fulfill its obligation under Section 3.7 to provide Third Level Support for its Products to End Users of either party, and fails to remedy that breach within thirty (30) days after receiving written notice of such breach from the other party or (ii) becomes insolvent or enters into bankruptcy, liquidation, dissolution or proceedings of a similar nature, then the other party (the "Performing Party") may elect in writing to assume responsibility for providing Third Level Support to all or any of its End Users of all or any of the Nonperforming Party's Products. To the extent that the Performing Party makes such an election, it thereafter shall be excused from making any payment under Section 6.2 for the provision of Maintenance for those Products to those End Users and for any additional distributions of those Products and provision of Maintenance therefor; the Nonperforming Party thereafter shall be excused from any obligations hereunder that are expressly assumed by the Performing Party. Notwithstanding any assumption by the Performing Party of any responsibilities hereunder, the Nonperforming Party shall remain liable for any breach by it of this Agreement. In the event that the Performing Party elects to assume responsibility for providing Third Level Support with respect to any Product of the Nonperforming Party, the licenses granted by the Nonperforming Party to the Performing Party under Section 2.1 or 2.2 and Section 3.5 shall automatically be expanded to include a perpetual, irrevocable (except by written agreement of the parties), exclusive (except as provided in Section 2.4) license to adapt such Product in Source Code form, including, but not limited to, by developing modifications and enhancements to such Product.


13.    Notices
       -------

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

       If to SAG:

       Software AG
       Uhlandstrasse 12, D-64297
       Darmstadt, Germany
       Attention:  Dr. Erwin Koenigs
       Facsimile:  49-6151-921868

       with a copy to:

       Software AG
       Uhlandstrasse 12, D-64297
       Darmstadt, Germany
       Attention:  Christine Schwab
       Facsimile:  49-6151-921600

       If to SAGA:

       Software AG Americas, Inc.
       11190 Sunrise Valley Drive
       Reston, VA  20191
       Attention:  Harry McCreery
       Facsimile:  703-391-6504

All such deliveries shall be deemed effective when received by the person entitled to such receipt or when delivery has been attempted but refused by such person. Any party may change the person or address to which such deliveries shall be made with respect to such party by delivering notice thereof to the other party hereto in accordance with this Article 13.


14.    Miscellaneous
       -------------

         14.1. This Agreement is confidential, and neither party shall disclose it without the prior written consent of the other party to any third party, other than its attorneys, consultants, accountants, auditors and others to whom a party has a bona fide business reason for disclosing the Agreement; provided that each party may disclose this Agreement as may be required by law or to enforce the provisions hereof.

         14.2. To the extent that either party has copyright or other proprietary rights with respect to a Product identified in Exhibit B or C as being a Product of the other party, such first party hereby irrevocably assigns to such other party its entire right, title and interest in and to such proprietary rights.

         14.3. Each party shall take such actions, and sign such documents, as reasonably may be requested by the other party to obtain, confirm, maintain or enforce the rights granted in this Agreement.

         14.4. A party receiving an exclusive license hereunder shall have the exclusive right to enforce any proprietary rights so licensed, either within the Territory (in the case of SAGA) or outside the Territory (in the case of SAG). If reasonably required to do so, the licensee may join the licensor as a plaintiff.

         14.5. The parties shall use the English language in exchanging all documents and other information exchanged between them.

         14.6. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be invalid, illegal or unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

         14.7. The rights and remedies provided in this Agreement are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert, or the delay in asserting, any right or remedy constitute a waiver of that right or remedy.

         14.8. The rights of the parties under this Agreement are unique, and the failure of a party to perform its obligations hereunder would irreparably harm the other party. Accordingly, the parties shall, in addition to such other remedies as may be available at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

         14.9. Except as specifically provided in this Agreement, no party may assign any of its rights or delegate its obligations hereunder without the written consent of the other party; provided that in the event of a Change in Control of a party, such party may assign all of its rights and delegate all of its obligations under this Agreement to the successor of such party following the Change in Control, if such successor agrees in a writing in which the other party is expressly identified as an intended third party beneficiary to assume all of the obligations of such party under this

Agreement.  Any purported assignment or delegation in violation of this Section
14.9 shall be void. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.

         14.10. This Agreement may be modified or amended only by written agreement of the parties.

         14.11. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia applicable to agreements made and entirely to be performed within such jurisdiction. The party bringing any action under this Agreement shall only be entitled to choose the federal or state courts in the Commonwealth of Virginia as the venue for such action, and each party consents to the jurisdiction of the court chosen in such manner for such action.

         14.12. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         14.13. This Agreement and the Recapitalization Agreement dated as of March 18, 1997 among SAG, Software AG Systems, Inc. ("Systems"), Thayer Equity Investors III, L.P. and certain managers of Systems, including their respective exhibits and attachments, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, written or oral, with respect to the subject matter hereof, including, but not limited to, the Cooperation Agreement dated as of January 1, 1995 between the parties hereto.

       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first above written.



                                  SOFTWARE AG



                                  By:  /s/ Erwin Koenigs
                                       ---------------------------------------
                                       Dr. Erwin Koenigs
                                       Chairman of the Board

                                  and


                                  By:  /s/ Volker Dawedeit
                                       ---------------------------------------
                                       Volker Dawedeit
                                       Board Member



                                  SOFTWARE AG AMERICAS, INC.



                                  By:  /s/ Daniel Gillis
                                       ----------------------------------------
                                       Daniel Gillis
                                       President and Chief
                                       Executive Officer